    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2000


                                                      REGISTRATION NO. 333-95541
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                   POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3
                                       TO
                             FORM SB-2 ON FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             CUSEEME NETWORKS, INC.
                      (FORMERLY WHITE PINE SOFTWARE, INC.)

                 (Name of small business issuer in its charter)

                DELAWARE                                    7372                                   04-3151064
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. employer
   of incorporation or organization)            Classification Code Number)                  identification number)

                               542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                 (603) 886-9050
(Address and telephone number of principal executive offices and principal place of business)

                         ------------------------------

                              KILLKO A. CABALLERO
                             CUSEEME NETWORKS, INC.
                               542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                 (603) 886-9050
           (Name, address and telephone number of agent for service)

                         ------------------------------

                                   COPIES TO:

                             MARK L. JOHNSON, ESQ.
                              EMILY F. HAYES, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this post-effective Amendment becomes effective.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                1,302,084 SHARES

                                     [LOGO]

                                  COMMON STOCK


The selling stockholders named on page 11 are offering 1,302,084 shares of common stock of CUseeMe Networks, Inc., formerly White Pine Software, Inc. We will not receive any of the proceeds from sales of shares by the selling stockholders.



Our common stock trades on the Nasdaq National Market under the symbol "CUSM." On August 21, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $7.00 per share.


The selling stockholders may sell the shares from time to time on the Nasdaq National Market or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses, which we estimate will total $100,000.

                            ------------------------

INVESTING IN THESE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
5.

                             ---------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                August 22, 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. IN THIS PROSPECTUS, REFERENCES TO "WE," "US" AND "OUR" REFER TO CUSEEME NETWORKS, INC. AND ITS SUBSIDIARY.

                            ------------------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3
Risk Factors................................................      5
Use of Proceeds.............................................     11
Selling Stockholders........................................     11
Plan of Distribution........................................     12
Legal Matters...............................................     13
Experts.....................................................     13
Where You Can Find More Information.........................     13


                            ------------------------

    We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. Our trademarks include ClassPoint, CU-SeeMe, CUseeMe Networks, CU-SeeMe Web and MeetingPoint.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS," BEFORE DECIDING TO INVEST IN SHARES OFFERED BY THIS PROSPECTUS.

                                  OUR COMPANY


OUR BUSINESS..............................  We develop software solutions that facilitate worldwide video and audio communication across the Internet,
                                            intranets, extranets and other networks using the
                                            Internet protocol.

OUR PRODUCTS..............................  Our group conferencing software products, CU-SeeMe and
                                            MeetingPoint, create a client-server solution that
                                            allows users to participate in real-time, multipoint,
                                            multimedia conferences from the users' desktop
                                            computers, using existing Internet, intranet and
                                            extranet connections. Our CU-SeeMe Web software provides
                                            multipoint video instant messaging over the Internet. By
                                            developing multimedia conferencing products that require
                                            no proprietary hardware, we are able to offer multimedia
                                            conferencing at a substantially lower price than vendors
                                            of traditional hardware-based systems and thereby to
                                            encourage businesses and others to adopt multimedia
                                            conferencing as a mass communication medium.

OUR MARKET................................  Our customers include Internet service providers, Web portal sites, businesses, educational institutions,
                                            government organizations and individual consumers. We
                                            market and sell our products in the United States,
                                            Europe and the Pacific Rim through distributors,
                                            resellers, strategic partners, original equipment
                                            manufacturers and our direct sales organization, as well
                                            as directly over the Internet.

OUR NAME AND ADDRESS......................  On May 8, 2000, we changed our corporate name from White
                                            Pine Software, Inc. to CUseeMe Networks, Inc. Our
                                            principal executive offices are located at 542 Amherst
                                            Street, Nashua, New Hampshire 03063. Our telephone
                                            number is (603) 886-9050. Our web site is located at
                                            WWW.CUSEEME.COM; information contained in our web site
                                            is not a part of this prospectus.

ADDITIONAL CONSIDERATIONS.................  Since inception, we have incurred substantial losses, resulting in an accumulated deficit of $36.9 million at
                                            June 30, 2000. We expect to incur additional substantial
                                            losses for the foreseeable future. Market acceptance of
                                            our application hosting services, which we introduced in
                                            the second fiscal quarter of 2000, is critical to our
                                            future success. For a discussion of these and other
                                            risks relating to an investment in our common stock, see
                                            "Risk Factors" below.

                                  THE OFFERING


Common Stock Offered:                       All of the 1,302,084 shares offered by this prospectus
                                            are being sold by the selling stockholders. The selling
                                            stockholders acquired the shares from us in private
                                            placements completed in December 1999.

Use of Proceeds:                            We will not receive any of the proceeds from sales of
                                            shares by the selling stockholders.

Nasdaq National Market Symbol:              CUSM (formerly WPNE)

                                  RISK FACTORS

    SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE," "CONTINUE" AND SIMILAR WORDS. YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY (1) DISCUSS OUR FUTURE EXPECTATIONS, (2) CONTAIN PROJECTIONS OF OUR FUTURE OPERATING RESULTS OR FINANCIAL CONDITION OR (3) STATE OTHER "FORWARD-LOOKING" INFORMATION. WE BELIEVE IT IS IMPORTANT TO COMMUNICATE CERTAIN OF OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY OTHER CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST AND MAY NOT BE PROFITABLE IN THE
  FUTURE.


    We may never generate significant revenue or be profitable. Since we began operations, we have incurred substantial losses. We incurred net losses of $8.4 million in 1998, $4.8 million in 1999 and $3.2 million in the first six months of 2000. We had an accumulated deficit of $33.7 million at December 31, 1999 and an accumulated deficit of $36.9 million at June 30, 2000.


    We expect to incur substantial losses for the foreseeable future, because we intend to continue investing heavily in the development and marketing of MeetingPoint and our application hosting services. In February 2000, we completed the sale of our legacy connectivity products business. In addition, we expect that revenue from CU-SeeMe will not increase substantially, and may decrease, during the foreseeable future. We cannot be certain that sales of MeetingPoint and application hosting services and other new products and services will offset lost revenue from the sale of our legacy connectivity products business and declines in revenue from CU-SeeMe in 2000 or in later years.

OUR QUARTERLY RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO
  FALL.

    Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly operating results may vary significantly depending on a number of factors, some of which are outside of our control. These factors include:

    - the timing of the introduction or acceptance of new products offered by us or our competitors;

    - changes in demand for Internet services;

    - changes in the mix of products sold by us;

    - announcements of new products, services or technologies by us or our competitors that cause customers to defer or cancel purchases of our products;

    - changes in pricing strategies by us or competitors;

    - changes in regulations affecting the multimedia conferencing industry; and

    - changes in currency exchange rates.

    As a result of these factors, we may not be able to predict our operating results accurately. In addition, MeetingPoint continues to undergo long evaluation and sale cycles by potential users. The lengths of these cycles make it particularly difficult for us to predict the amount and timing of revenue from this product.

    We base our expense levels on our product development plans and our estimates of future revenue. To a large extent, our expenses are fixed. We may be unable to adjust our spending in time to compensate for any unexpected revenue shortfall, thus magnifying the adverse effect of any revenue shortfall.

OUR APPLICATION HOSTING SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE.

    We introduced our application hosting services in the second fiscal quarter of 2000. Broad acceptance of our application hosting services is critical to our future success and is subject to a number of significant risks, many of which are outside of our control. These risks include:

    - the ability of our system infrastructure to support large numbers of concurrent users is unproven;

    - corporate users may not be willing to outsource control and management of their multimedia conferencing to a third party due to possible security, reliability or other concerns;

    - the introduction of competing products and technologies; and

    - our dependence on third-party hardware and network providers.

WE FACE INTENSE COMPETITION FROM OTHER INDUSTRY PARTICIPANTS AND MAY NOT BE ABLE
  TO COMPETE EFFECTIVELY.

    The market for Internet communications products and services is extremely competitive. Because the barriers to entry in the market are relatively low and the potential market is large, we expect continued growth in the industry and the entrance of new competitors in the future. Many of our current and potential competitors, particularly Intel, Microsoft, PictureTel and Ezenia!, have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their conferencing products and services. In addition, to the extent that competitors choose to bundle competing multimedia conferencing applications with other products, the demand for our products and services might be substantially reduced.

    As a result, we cannot assure you that we will be able to compete successfully with existing or new competitors in the multimedia conferencing market. We believe that our ability to compete successfully in this market will depend on a number of factors both within and outside our control, including:

    - the adoption and evolution of industry standards;

    - the pricing policies of our competitors and suppliers;

    - the timing of the introduction of new software products and services by us and our competitors; and

    - our ability to hire and retain highly qualified employees.

    To remain competitive in the multimedia conferencing market, we must continue to invest heavily in research and development and in sales and marketing. We may not have sufficient resources to make those investments, or we may not be able to make the technological advances necessary to continue to be competitive. In addition, current and potential competitors have established or may establish collaborative relationships among themselves and with third parties to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share, which could have a material adverse effect on our business.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A COMPETITIVE LABOR MARKET.

    Qualified personnel are in great demand throughout the software and Internet industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, professional services personnel and software engineers. If we fail to attract and retain the highly trained technical personnel that are integral to our sales, professional services and product development teams, the rate at which we can generate sales and develop new products or services may be limited. This could have a material adverse effect on our business, operating results and financial condition.

IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR ANY OTHER KEY MEMBER
  OF OUR MANAGEMENT TEAM, OUR BUSINESS COULD SUFFER.

    Our future success depends to a significant degree on the skill, experience and efforts of Killko Caballero, our chief executive officer, and other key members of our management team. The loss of any key member of our management team could have a material adverse effect on our business.

WE RELY ON ONE DISTRIBUTOR FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE.

    Sales to Ingram Micro represented 8% of our total revenue in 1999 and 26% of our total revenue in 1998. The loss of, or a significant curtailment of purchases by, Ingram Micro, including a loss or curtailment due to factors outside of our control, could have a material adverse effect on our business.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    Our business could be seriously harmed if we are unable to protect adequately our proprietary software and our other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary technology, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors could, without violating our proprietary rights, develop technologies that are as good or better than our technology.

    Some of our multimedia conferencing products are licensed to customers under "shrink wrap" licenses included as part of the product packaging. In most cases our shrink wrap licenses are not negotiated with or signed by individual licensees. Some of the provisions of our shrink wrap licenses, including provisions limiting our liability and protecting us against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. Also, we have delivered technical data and information relating to CU-SeeMe and MeetingPoint to the United States government, and as a result, the United States government may have unlimited rights to use the technical data and information or to authorize others to use the technical data and information. We can not assure you that the United States government will not authorize others to use our technical data and information for purposes competitive with our products. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do laws in the United States.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD
  PREVENT US FROM OFFERING OUR PRODUCTS OR OTHERWISE HURT OUR BUSINESS AND OUR FINANCIAL CONDITION.

    Because the protection of intellectual property rights is often critically important to the success of companies in the multimedia conferencing industry, our competitors or others could assert claims that our technologies infringe their proprietary rights. From time to time, we have received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the software industry have an increasing number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. For example, a third party has objected to our use of the name "MeetingPoint." We may not have the financial resources necessary to pursue any resulting litigation to a final judgment, and we may not prevail in any litigation. In defending against such litigation, we could incur significant legal and other expenses and our management could be distracted from our principal business operations. If any party making a claim against us were to prevail in litigation against us, we may have to pay substantial damages. The court could also grant injunctive or other equitable relief that could prevent us from offering our products and services without a license or other permission from others, which may not be available on commercially available terms or at all. Any of these outcomes could seriously harm our business and our financial condition.

WE FACE ADDITIONAL RISKS FROM OUR INTERNATIONAL OPERATIONS.

    Our international business involves a number of risks that could hurt our operating results or contribute to fluctuations in those results. Our revenue from international sales represented 24% of our total revenue in 1999 and 26% of our total revenue in 1998. We intend to seek opportunities to expand our product and service offerings into additional international markets, although we cannot be certain that we will succeed in developing localized versions of our products for new international markets or in marketing or distributing products and services in those markets.

    The majority of our international sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent our sales are denominated in currencies other than U.S. dollars, fluctuations in exchange rates may render our products less competitive relative to local product offerings or result in foreign exchange losses. We have no experience in implementing hedging techniques that might minimize our risks from exchange rate fluctuations.

    Our international business also involves a number of other difficulties and risks, including risks associated with:

    - changing economic conditions in foreign countries;

    - export restrictions and export controls relating to technology;

    - compliance with existing and changing regulatory requirements;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing international operations;

    - longer payment cycles and problems in collecting accounts receivable;

    - software piracy;

    - political instability;

    - seasonal reductions in business activity in Europe and certain other parts of the world during the summer months; and

    - potentially adverse tax consequences.

OUR SOFTWARE PRODUCTS MAY CONTAIN UNDETECTED DEFECTS.

    Software developed by us or developed by others and incorporated by us into our products may contain significant undetected errors when first released or as new versions are released. Although we test our software products before commercial release, we cannot be certain that errors in the products will not be found after customers begin to use the software. Any defects in CU-SeeMe or MeetingPoint, or any future products, may result in significant decreases in revenue or increases in expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the defects.

OUR SUCCESS DEPENDS ON THE PERFORMANCE OF PARTICIPANTS IN OUR DISTRIBUTION
  CHANNELS.

    We market our group conferencing products by forming channel relationships in key markets with major distributors. We also license our group conferencing products to original equipment manufacturers, value-added resellers and additional distributors for bundling with their products and services. We expect that our future success will depend in large part upon these original equipment manufacturers, value-added resellers and distributors. The performance of these original equipment manufacturers, value-added resellers and distributors is outside our control, and we are unable to predict the extent to which these organizations will be successful in marketing and selling our group conferencing products or products incorporating our group conferencing products. We cannot assure you that we will be successful in establishing relationships with original equipment manufacturers, value-added resellers and distributors, and if we fail, our business could be seriously harmed.

    Our distributors typically carry the products of some of our competitors. The distributors have limited capital to invest in inventory, and their decisions to purchase our products and, in the case of retail stores, to give them critical shelf space, are partly a function of pricing, terms and special promotions offered by our competitors, which we cannot predict or control.

    We distribute certain of our products directly over the Internet. By distributing our products over the Internet, we may increase the likelihood of unauthorized copying and use of our software.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY ADVERSELY AFFECT OUR BUSINESS.

    The application of existing laws to the Internet is uncertain and may take years to resolve, particularly with respect to property ownership, user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Because the Internet is becoming increasingly popular, various foreign or domestic governmental bodies may seek to adopt laws and control use of the Internet. We cannot predict the nature of any such laws. Legislation could subject us or our customers to potential liability or could decrease the growth of the Internet, either of which could have an adverse effect on our business.

    In March 1996, ACTA, a group of telecommunications common carriers, filed the ACTA Petition with the FCC, arguing that providers of computer software products that enable voice transmission over the Internet ("Internet telephone" services), such as us, are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA Petition argues that the FCC has the authority to regulate both the Internet and the providers of "Internet telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rulemaking proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of "Internet telephone" services software to immediately cease the sale of such software pending such rulemaking. Certain parties have filed comments with the FCC regarding the ACTA Petition. We are unable to predict the outcome of this proceeding. In December 1996, the FCC stated that it intended to address the legal questions raised by the ACTA Petition in a future proceeding but has not yet done so. ACTA has submitted petitions, similar to its FCC filing, to certain state regulators, including public service commissions. Any action by the FCC or state regulators to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, could have a material adverse effect on our business.

WE MAY REQUIRE ADDITIONAL CAPITAL.

    We may need to raise additional capital in order to fund the development and marketing of our products and services. Although we expect our cash and cash equivalents to provide us with sufficient working capital through at least the first fiscal quarter of 2001, our current plans and projections may prove to be inaccurate or our expected cash flow may prove to be insufficient to fund our operations because of product delays, unanticipated expenses or other unforeseen difficulties. Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our development activities, or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN EXTREMELY VOLATILE.

    The market price of our common stock has been extremely volatile in the past, and may be expected to be volatile in the future for many reasons, including:

    - actual or anticipated variations in our revenue and operating results;

    - announcements of the development of improved technology;

    - changes in estimates of our financial performance, or the absence of coverage, by securities analysts;

    - conditions and trends in the Internet and multimedia conferencing industries;

    - adoption of new accounting standards; and

    - general market conditions.

    Recently the stock markets have experienced extreme price and volume fluctuations that have dramatically affected the market prices of the stocks of many technology companies, particularly companies associated with the Internet. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These factors may adversely affect the market price of our common stock.

VOLATILITY IN OUR STOCK PRICE MAY LEAD TO LITIGATION AGAINST US.

    Stockholders frequently commence securities class action litigation against a company after a significant decrease in the company's stock price. If our stock price drops and our stockholders commence litigation against us, we could incur significant legal and other expenses defending the litigation and our management could be distracted from our principal business operations. Either of these outcomes could seriously harm our business.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION
  PROVISIONS THAT MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

    Section 203 of the Delaware General Corporation Law and our charter and by-laws contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                                USE OF PROCEEDS


    All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from sales of these shares. We received approximately $20 million from the sale of those shares to the selling stockholders in private placements completed in December 1999.



                              SELLING STOCKHOLDERS



    The following table sets forth information with respect to the beneficial ownership of our common stock as of June 14, 2000, by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each of the selling stockholders possesses sole voting and investment power with respect to all of the shares of common stock owned by them, subject to community property laws where applicable.



                                                                                                                 PERCENTAGE OF
                                                                                                                    SHARES
                                                              NUMBER OF SHARES                                   BENEFICIALLY
                                                             BENEFICIALLY OWNED                                      OWNED
                                             ---------------------------------------------------              -------------------
                                             OUTSTANDING           RIGHT TO              TOTAL      SHARES     BEFORE     AFTER
                                               SHARES               ACQUIRE             NUMBER     OFFERED    OFFERING   OFFERING
                                             -----------   -------------------------   ---------   --------   --------   --------
Austin W. Marxe and David Greenhouse.......   1,108,421                           --   1,108,421   325,521       9.1%       6.4%
153 East 53 Street, 51st Floor
New York, New York 10022
CFE, Inc. .................................     325,521                           --     325,521   325,521       2.6         --
Private Equity Holding (Cayman) Ltd. ......     325,521                           --     325,521   325,521       2.6         --
Altamira Management Ltd....................     325,521                           --     325,521   325,521       2.6         --


--------------------------

*   Represents less than 1% of the outstanding shares of common stock.


    The information reported regarding Messrs. Marxe and Greenhouse is based on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on March 2, 2000 by Special Situations Fund III, L.P., MGP Advisers Limited Partnership, Special Situations Technology Fund, L.P., SST Advisers, L.L.C., Special Situations Cayman Fund, L.P., AWM Investment Company, Inc., Special Situations Private Equity Fund, L.P., MG Advisors L.L.C., Austin W. Marxe and David Greenhouse. Of the 1,108,421 shares, (a) 665,192 shares are beneficially owned by Special Situations Fund III, L.P. and MGP Advisers Limited Partnership (the general partner of and investment advisor to Special Situations Fund III, L.P.), (b) 143,600 shares are beneficially owned by Special Situations Technology Fund, L.P. and SST Advisers, L.L.C. (the general partner of and investment advisor to Special Situations Technology Fund, L.P.), (c) 221,504 shares are beneficially owned by Special Situations Cayman Fund, L.P. and AWM Investment Company, Inc. (the general partner of and investment advisor to Special Situations Cayman Fund, L.P.) and (d) 78,125 shares are beneficially owned by Special Situations Private Equity Fund, L.P. and MG Advisors L.L.C. Messrs. Marxe and Greenhouse, who serve as officers, directors and members or principal shareholders of the three investment advisors, claim sole voting and dispositive powers for all of the 1,108,421 shares. Of the shares offered, 78,125 are offered by Special Situations Private Equity Fund, L.P., 65,104 are offered by Special Situations Cayman Fund, L.P., and 182,292 are offered by Special Situations Fund III, L.P. The 1,108,421 outstanding shares of common stock beneficially owned by Messrs. Marxe and Greenhouse may be deemed to be owned by Adam Stettner, one of our directors. Mr. Stettner is an employee of an entity controlled by Messrs. Marxe and Greenhouse. Mr. Stettner disclaims ownership of all of the shares being offered hereby by Messrs. Marxe and Greenhouse. He also disclaims beneficial ownership of all other shares owned by Messrs. Marxe and Greenhouse other than 143,600 shares owned by Special Situations Technology Fund, L.P., of which he is the managing director.


    CFE, Inc. is a wholly owned subsidiary of General Electric Capital Corporation.

                              PLAN OF DISTRIBUTION



    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:



    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;



    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;



    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;



    - in privately negotiated transactions; and



    - in options transactions.



    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.



    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).



    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.



    In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.



    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.



    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.



    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.



    We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



    The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.



Filing fee of SEC...........................................  $  7,778
Listing fee of Nasdaq Stock Market, Inc.....................    17,500
Accounting fees and expenses................................    10,000
Blue sky fees and expenses (including related legal fees)...     1,500
Legal fees and expenses.....................................    30,000
Printing and engraving expenses.............................    30,000
Miscellaneous...............................................     3,222
                                                              --------
  Total.....................................................  $100,000
                                                              ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of CUseeMe
Networks, Inc. (formerly White Pine Software, Inc.) (the "Company") provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. Article NINTH of the Company's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of the Company with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through
(d) above.


    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's charter or by-laws.



ITEM 16. EXHIBITS



EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
      5.1               Opinion of Hale and Dorr LLP (filed previously)

     23.1               Consent of Ernst & Young LLP

     23.2               Consent of Hale and Dorr LLP (included in Exhibit 5.1)
                        (filed previously)

     24.1 Power of Attorney (contained on page II-5 of the registration statement as originally filed)



ITEM 17. UNDERTAKINGS.



(a) The undersigned Registrant hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;



        (i) To include any prospectus required pursuant to Section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.



    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the

    Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.



(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Nashua, New Hampshire on August 22, 2000.


                                                       CUSEEME NETWORKS, INC.

                                                       By:  /s/ KILLKO A. CABALLERO
                                                            -----------------------------------------
                                                            Killko A. Caballero
                                                            President and Chief Executive Officer


    In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ KILLKO A. CABALLERO                 President, Chief Executive Officer and
     -------------------------------------------         Chairman (PRINCIPAL EXECUTIVE OFFICER)
                 Killko A. Caballero

                /s/ CHRISTINE J. COX                   Chief Financial Officer, Vice President of
     -------------------------------------------         Finance, Treasurer and Assistant Secretary
                  Christine J. Cox                       (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                          *                            Director
     -------------------------------------------
                 Joseph J. Esposito

                          *                            Director
     -------------------------------------------
                 Jonathan G. Morgan

                          *                            Director
     -------------------------------------------
                    Adam Stettner

*By:  /s/ KILLKO A. CABALLERO
      ---------------------------------------
      Killko A. Caballero
      Attorney-in-fact